FORM 3
                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION          _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                     |_____________________|
                  INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
           BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

      Payson                        Martin
     _______________________________________________________________________
        (Last)                      (First)                    (Middle)

      c/o Classic Communications, Inc., 515 Congress Avenue, Suite 2626
 _______________________________________________________________________
                                   (Street)

      Austin                        TX                            78701
     _______________________________________________________________________
        (City)                      (State)                      (Zip)

 ___________________________________________________________________________
 2.  Date of Event Requiring Statement (Month/Day/Year)
      December 7, 1999
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)

 ___________________________________________________________________________
 4.  Issuer Name and Ticker or Trading Symbol
      Classic Communications, Inc. (CLSC)
 ___________________________________________________________________________
 5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( X ) Director
     (   ) 10% Owner
     (   ) Officer (give title below)
     (   ) Other (specify title below)

 ___________________________________________________________________________
 6.  If Amendment, Date of Original (Month/Day/Year)

 ___________________________________________________________________________
 7.  Individual or Joint/Group Filing (Check Applicable Line)
     _X_Form filed by One Reporting Person
     ___Form filed by More than One Reporting Person
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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ___________________________________________________________________________
 |1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
 |   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
 |                    |   Beneficially|   (D) or      |   Beneficial       |
 |                    |   Owned       |   Indirect (I)|   Ownership        |
 |                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
 |____________________|_______________|_______________|____________________|

 None

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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)
      Option
 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
               (1)                                        8/25/2009
          ----------------                           -------------------
          Date Exercisable                            Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Class A Voting Common Stock                           7,000
      ---------------------------              --------------------------
                Title                          Amount or Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security
        $20.00
 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 5)
 D
 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


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    EXPLANATION OF RESPONSES:

 (1) These options vest in 25% increments over each of the first four anniversaries of the grant.


      /s/ Martin Payson                                 12/7/99
    _____________________________________           ________________
    **  SIGNATURE OF REPORTING PERSON                      DATE




    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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